Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Kodiak Oil & Gas Corp. (the “Company”) of (1) our reports dated March 11, 2010 relating to our audits of the consolidated financial statements and internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and (2) our report dated November 4, 2010 relating to our audit of financial statements of the properties to be acquired by the Company appearing in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on November 4, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado

November 4, 2010